NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
98 San Jacinto Blvd. Suite 220	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. REPORTS
FOURTH-QUARTER AND TWELVE-MONTH 2007 RESULTS
AND UPDATES DEVELOPMENT ACTIVITIES

HIGHLIGHTS
•
On October 12, 2007, Stratus sold the Escarpment Village shopping center for $46.5 million, before closing costs and other adjustments. Stratus recorded a gain of $16.1 million ($11.0 million net of taxes) on the sale in the fourth quarter of 2007.

•	The Block 21 onsite sales center opened in October 2007 in conjunction with the groundbreaking ceremony for the downtown mixed-use project.
•	For the first quarter of 2008, Stratus’ scheduled real estate sales under existing homebuilder lot-sale contracts include the following:
o	30 lots in its Circle C community for $2.0 million
o	21 lots at its Deerfield project for $1.4 million
o	1 lot at its Wimberly Lane Phase II subdivision in the Barton Creek community for $0.3 million

	Fourth Quarter		Twelve Months
	2007	2006	2007	2006
	(In Thousands, Except Per Share Amounts)
Revenues	$7,024	$8,776	$27,164	$61,875
Operating (loss) income	(862)	2,029	2	23,349

Income from continuing operations	$1,723	$2,132	$2,589	$31,793
Income from discontinued operations, including
net gains on sales of Escarpment Village of
$11.0 million in 2007 periods and 7000 West of
$8.3 million in the 2006 twelve-month period	10,998	1,024	10,766	8,495
Net income	$12,721	$3,156	$13,355	$40,288

Diluted net income per share of common stock:
Continuing operations	$0.23	$0.28	$0.34	$4.15
Discontinued operations	1.43	0.13	1.40	1.11
Diluted net income per share of common stock	$1.66	$0.41	$1.74	$5.26

Diluted weighted average shares of common stock
outstanding	7,669	7,657	7,677	7,658

AUSTIN, TX, March 17, 2008 – Stratus Properties Inc. (NASDAQ: STRS) reported net income of $12.7 million, $1.66 per share, for the fourth quarter of 2007, compared to net income of $3.2 million, $0.41 per share, for the fourth quarter of 2006. For the twelve months ended December 31, 2007, Stratus reported net income of $13.4 million, $1.74 per share, compared with $40.3 million, $5.26 per share, for the twelve months ended December 31, 2006. Income from continuing operations for 2006 included an $8.3 million, $1.08 per share, tax benefit resulting from the reversal of a portion of Stratus’ deferred tax asset valuation allowance.

On October 12, 2007, Stratus sold the Escarpment Village shopping center, located in Austin, Texas, for $46.5 million, before closing costs and other adjustments. Stratus recorded a gain of $16.1 million ($11.0 million net of taxes or $1.43 per share) on the sale in the fourth quarter of 2007. Accordingly, the 2007 and 2006 periods present results of operations for Escarpment Village in income from discontinued operations in Stratus’ condensed consolidated statements of income. Other than the gain from the sale, income (loss) from discontinued operations for Escarpment Village totaled less than $(0.1) million in the fourth quarter of 2007, $0.1 million in the fourth quarter of 2006, $(0.2) million in the twelve months ended December 31, 2007 and $(0.1) million in the twelve months ended December 31, 2006.

On March 27, 2006, Stratus sold 7000 West for $22.3 million, resulting in a net after-tax gain of $8.3 million, $1.08 per share, in 2006. Other than the gain from the sale of 7000 West, income from discontinued operations for 7000 West was $0.3 million for the twelve months ended December 31, 2006.

Real Estate Revenues.  Property sales for the fourth-quarter and twelve-month periods of 2007 and 2006 included the following (revenues in thousands):

	Fourth Quarter
	2007		2006
	Lots	Revenues	Lots	Revenues
Residential Properties:
Barton Creek
Calera Drive	-	$ -	1	$ 444
Calera Court Courtyard Homes	1	650	-	-
Mirador Estate	1	775	1	485
Wimberly Lane Phase II
Standard Homebuilder	3	552	2	335
Escala Drive Estate	-	-	1	695

Circle C
Meridian	32	2,084	33	2,077

Deerfield	25	1,664	15	982
Total Residential	62	$5,725	53	$5,018

	Twelve Months
	2007		2006
	Lots	Revenues	Lots	Revenues
Residential Properties:
Barton Creek
Calera Drive	2	$ 809	24	$10,363
Calera Court Courtyard Homes	2	1,307	5	2,922
Mirador Estate	3	2,334	7	3,791
Wimberly Lane Phase II
Standard Homebuilder	12	2,114	11	1,804
Escala Drive Estate	-	-	1	695
Amarra Drive Phase I	1	1,250	-	-

Circle C
Meridian	138	8,898	166	9,881

Deerfield	70	4,676	60	4,003
Total Residential	228	$21,388	274	$33,459

Undeveloped Properties:
Stratus sold a five-acre tract at the Circle C community for $1.1 million during the first quarter of 2007. In the fourth quarter of 2006, Stratus sold an approximate 29-acre tract in Circle C for $2.7 million. Other undeveloped property sales during the twelve months ended December 31, 2006, included the first-quarter sale of a 7.5-acre tract in the Barton Creek community for $1.5 million and the second-quarter sale of a 58-acre tract at Lantana for $21.2 million.

Rental Income.  Rental income for the two office buildings at 7500 Rialto Boulevard increased to $0.8 million in the fourth quarter of 2007 from $0.5 million in the fourth quarter of 2006, reflecting the increase in occupancy at the second office building from approximately 50 percent at year-end 2006 to approximately 94 percent at year-end 2007. As of December 31, 2007, the first office building at 7500 Rialto Boulevard was 90 percent leased.

Development Activities.  Block 21 – In April 2005, the City of Austin selected Stratus’ proposal to develop a mixed-use project in downtown Austin immediately north of the new City Hall complex. The project includes an entire city block and is planned for a mixture of hotel, residential, retail, office and entertainment uses. In December 2006, Stratus acquired the property for $15.1 million. Stratus has executed agreements with Starwood Hotels & Resorts Worldwide, Inc. for the development of a W Hotel and Residences on the site. On May 8, 2007, Stratus announced its partnership with Canyon-Johnson Urban Fund II, L.P., a joint venture between the Los Angeles-based Canyon Capital Realty Advisors and Earvin "Magic" Johnson, for the development of Block 21. Stratus has begun the permitting process with the City of Austin and the grand opening for the onsite sales center was held in conjunction with the groundbreaking ceremony in October 2007.

Lantana – Lantana is a partially developed, mixed-use project with remaining entitlements for approximately 1.0 million square feet of office and retail use on 223 acres as of December 31, 2007. Regional utility and road infrastructure is in place with capacity to serve Lantana at full build-out permitted under Stratus’ existing entitlements.

Calera – During 2004, Stratus began construction of courtyard homes at Calera Court, the initial phase of the Calera subdivision, which will include 16 homesites on 16 acres. The second phase of Calera, Calera Drive, consisting of 53 single-family lots, many of which adjoin the Fazio Canyons Golf Course, received final plat and construction permit approval in 2005. As of December 31, 2007, only eight lots remained unsold at Calera Drive. Development of the final phase, known as Verano Drive, will include 71 single-family lots. Construction of the final phase of Calera began in the first quarter of 2007 and was completed in early 2008.

Barton Creek Village – In the second quarter of 2007, Stratus completed the first phase of the Barton Creek Village. The first phase includes a 22,000-square-foot retail building. In July 2007, Stratus began construction of a 3,300-square-foot bank building within this retail complex and it was completed in early 2008. Construction of the second retail building will begin by the second half of 2008.

Wimberly Lane Phase II – In 2004, Stratus entered into a contract with a national homebuilder to sell 41 lots within the Wimberly Lane Phase II subdivision in the Barton Creek community. The homebuilder paid Stratus a non-refundable $0.6 million deposit for the right to purchase the 41 lots. The deposit was used to pay ongoing development costs of the lots. The deposit will be applied against subsequent purchases of lots by the homebuilder after certain thresholds are achieved and will be recognized by Stratus as income as lots are sold. The lots are being sold on a scheduled takedown basis, with the initial six lots sold in December 2004 following completion of subdivision utilities. The average purchase price for each of the 41 lots is $150,400, subject to a six percent annual escalator commencing in December 2004. As of December 31, 2007, the final two remaining lots are on schedule for sale in the first half of 2008.

Circle C Community – Stratus is developing the Circle C community based on the entitlements secured in its Circle C settlement with the City of Austin. The Circle C settlement, as amended in 2004, permits development of 1.16 million square feet of commercial space, 504 multi-family units and 830 single family residential lots. Meridian is an 800-lot residential development at the Circle C community. In January 2005, the first phase of construction commenced. During the first quarter of 2005, Stratus contracted to sell a total of 494 lots in its Meridian project to three national homebuilders in four phases. Sales for each of the four phases commence upon substantial completion of development for that phase, and continue every quarter until all of the lots have been sold. The first and second phases each consisted of 134 lots. The first phase was substantially completed at the end of 2005. Development of the second phase was substantially completed in March 2006. Development of the 108-lot third phase of Meridian was completed in September 2007. The 118-lot fourth phase will commence in 2008 and completion is expected by the end of 2008.

In 2006, Stratus signed another contract with a national homebuilder for 42 additional lots. Development of those lots commenced in April 2007 and substantial completion is expected in the first quarter of 2008. Development of the final phase of Meridian, which consists of 57 one-acre lots, is expected to commence in 2008.

Stratus estimates its sales from the first three phases of Meridian will total at least 30 lots for $2.0 million during the first quarter of 2008.

Deerfield – In January 2004, Stratus acquired the Deerfield property in Plano, Texas, for $7.0 million. The property was zoned and subject to a preliminary subdivision plan for 234 residential lots. Stratus executed agreements with a national homebuilder, whereby the homebuilder paid Stratus $1.4 million for an option to purchase all 234 lots over 36 monthly take-downs. The net purchase price for each of the 234 lots was $61,500, subject to certain terms and conditions. The $1.4 million non-refundable option payment was applied against subsequent purchases of lots by the homebuilder after certain thresholds were achieved and was recognized by Stratus as income as lots were sold. In October 2005, Stratus executed a revised agreement with the homebuilder, increasing the lot sizes and average purchase price to $67,150 based on a new total of 224 lots. In January 2008, Stratus sold the final 21 lots for $1.4 million.

Crestview Station – In November 2005, Stratus formed a joint venture with Trammell Crow Central Texas Development, Inc. to acquire an approximate 74-acre tract at the intersection of Airport Boulevard and Lamar Boulevard in Austin, Texas, for $7.7 million. The property, known as Crestview Station, is a single-family, multi-family, retail and office development, which is located on the commuter rail line approved by City of Austin voters. With Trammell Crow, Stratus has completed brown field environmental remediation and permitting of the property and is now proceeding with infrastructure development. In September 2007, the State of Texas certified that the remediation was complete.

Stratus is a diversified real estate company engaged in the acquisition, development, management and sale of commercial, multi-family and residential real estate properties located primarily in the Austin, Texas area.

____________________________

CAUTIONARY STATEMENT.  This press release contains certain forward-looking statements regarding proposed real estate sales and development activities at Block 21, the Lantana community, the Barton Creek community, the Circle C community and Crestview Station. Important factors that might cause future results to differ from those projections include economic and business conditions, the availability of financing, regulatory approvals and environmental regulations, which are described in more detail in Stratus’ 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

A copy of this release is available on our web site, www.stratusproperties.com.

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STRATUS PROPERTIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended			Years Ended
	December 31,			December 31,
	2007	2006		2007		2006
Revenues:
Real estate	$5,725	$7,702		$22,470		$58,388
Rental income	935	545		3,081		1,662
Commissions, management fees and other	364	529		1,613		1,825
Total revenues	7,024	8,776		27,164		61,875
Cost of sales:
Real estate, net	4,946	4,232		15,597		29,096
Rental	873	520		3,264		1,718
Depreciation	378	275		1,272		852
Total cost of sales	6,197	5,027		20,133		31,666
General and administrative expenses	1,689	1,720		7,029		6,860
Total costs and expenses	7,886	6,747		27,162		38,526
Operating (loss) income	(862)	2,029		2		23,349
Other income	3,000 [a]	-		3,000	[a]	-
Interest expense, net	(67)	(3)		(80)		(270)
Interest income	277	67		849		370
Equity in unconsolidated affiliate’s income	488	-		488		-
Income from continuing operations
before income taxes	2,836	2,093		4,259		23,449
(Provision for) benefit from income taxes	(1,113)	39		(1,670)		8,344	[b]
Income from continuing operations	1,723	2,132		2,589		31,793
Income from discontinued operations, net of taxes	10,998 [c,d]	1,024	[c,e]	10,766	[c,d]	8,495	[c,e]
Net income applicable to common stock	$12,721	$3,156		$13,355		$40,288

Basic net income per share of common stock:
Continuing operations	$0.23	$0.29		$0.34		$4.35
Discontinued operations	1.46	0.14		1.43		1.16
Basic net income per share of common stock	$1.69	$0.43		$1.77		$5.51

Diluted net income per share of common stock:
Continuing operations	$0.23	$0.28		$0.34		$4.15
Discontinued operations	1.43	0.13		1.40		1.11
Diluted net income per share of common stock	$1.66	$0.41		$1.74		$5.26

Average shares of common stock outstanding:
Basic	7,539	7,357		7,554		7,306
Diluted	7,669	7,657		7,677		7,658

a.	Reflects reversal of Stratus’ estimated abandonment obligation for its indemnification of the purchaser of an oil and gas property which Stratus sold in 1993.
b.	Reflects the tax benefit resulting from the reversal of a portion of Stratus’ deferred tax asset valuation allowance.
c.
Includes less than $(0.1) million in the fourth quarter of 2007, $0.1 million in the fourth quarter of 2006, $(0.2) million for the year 2007 and $(0.1) million for the year 2006 related to the operations of Escarpment Village, which Stratus sold on October 12, 2007.

d.	Includes an $11.0 million gain, net of taxes of $5.1 million, on the sale of Escarpment Village.
e.
Includes $0.3 million for the year 2006 related to the operations of 7000 West, which Stratus sold on March 27, 2006. Also includes recognition of a $1.0 million tax benefit in the fourth quarter of 2006 and an $8.3 million gain, net of taxes of $1.5 million, for the year 2006, both of which resulted from the sale of 7000 West.

I

STRATUS PROPERTIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents, including restricted cash of $112 and
$116, respectively	$40,985	$1,736
Accounts receivable	2,315	839
Notes receivable from property sales	311	26
Deposits, prepaid expenses and other	79	56
Deferred tax asset	1,401	1,144
Discontinued operations	-	34,917	[a]
Total current assets	45,091	38,718
Real estate, commercial leasing assets and facilities, net:
Property held for sale – developed or under development	129,759	116,865
Property held for sale – undeveloped	16,523	16,345
Property held for use, net	24,421	18,874
Investment in unconsolidated affiliate	4,226	3,800
Deferred tax asset	5,534	7,105
Other assets	2,803	2,243
Total assets	$228,357	$203,950

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$6,324	$5,676
Accrued interest, property taxes and other	5,623	5,134
Current portion of long-term debt	242	-
Discontinued operations	-	24,678	[a]
Total current liabilities	12,189	35,488
Long-term debt	61,258	28,000
Other liabilities	2,510	6,516
Total liabilities	75,957	70,004

Stockholders’ equity:
Preferred stock	-	-
Common stock	81	81
Capital in excess of par value of common stock	195,898	188,873
Accumulated deficit	(29,300)	(42,655)
Common stock held in treasury	(14,279)	(12,353)
Total stockholders’ equity	152,400	133,946
Total liabilities and stockholders' equity	$228,357	$203,950

a.	Represents the assets and liabilities of Escarpment Village, which Stratus sold on October 12, 2007.

II

STRATUS PROPERTIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Years Ended December 31,
	2007	2006
Cash flow from operating activities:
Net income	$13,355	$40,288
Adjustments to reconcile net income to net cash provided by
operating activities:
Income from discontinued operations	(10,766)	(8,495)
Depreciation	1,272	852
Cost of real estate sold	14,262	23,827
Deferred income taxes	1,314	(6,431)
Stock-based compensation	1,534	1,095
Equity in unconsolidated affiliate’s income	(488)	-
Deposits	(1,372)	272
Other long-term liabilities	(3,000)	-
Other	(759)	986
(Increase) decrease in working capital:
Accounts receivable and prepaid expenses and other	(1,788)	(656)
Accounts payable, accrued liabilities and other	1,767	(2,131)
Net cash provided by continuing operations	15,331	49,607
Net cash provided by (used in) discontinued operations	10,333 [a]	(5,289)[a]
Net cash provided by operating activities	25,664	44,318

Cash flow from investing activities:
Purchases and development of real estate properties	(34,528)	(36,278)
Development of commercial leasing properties and other expenditures	(1,896)	(9,513)
Municipal utility district reimbursements	2,557	1,337
Net cash used in continuing operations	(33,867)	(44,454)
Net cash provided by discontinued operations	10,930 [a]	2,520 [a]
Net cash used in investing activities	(22,937)	(41,934)

Cash flow from financing activities:
Borrowings from revolving credit facility	17,450	18,000
Payments on revolving credit facility	(20,450)	(30,677)
Borrowings from unsecured term loans	15,000	15,000
Borrowings from Lantana promissory note	21,500	-
Borrowings from project loans	-	1,214
Repayments on project loans	-	(15,593)
Net payments for exercised stock options	(112)	(2,438)
Excess tax benefit from exercised stock options	4,845	1,111
Purchases of Stratus common shares	(1,453)	(565)
Bank credit facility fees	-	(810)
Net cash provided by (used in) continuing operations	36,780	(14,758)
Net cash (used in) provided by discontinued operations	(258)[a]	12,428 [a]
Net cash provided by (used in) financing activities	36,522	(2,330)
Net increase in cash and cash equivalents	39,249	54
Cash and cash equivalents at beginning of year	1,736	1,901
Cash and cash equivalents at end of period	40,985	1,955
Less cash restricted as to use	(112)	(116)
Less cash at discontinued operations	-	(219)
Cash and cash equivalents at end of period	$40,873	$1,620

a.	Relates to Escarpment Village, which Stratus sold on October 12, 2007. The 2006 amounts also include results from 7000 West, which Stratus sold on March 27, 2006.

III